Exhibit 10.59

Agreement between Value Quest Inc. and Entest BioMedical Inc.

Agreement by and between Value Quest Inc. ("Consultant"), whose address is at East Chase Street, St 1103, Baltimore, MD 21202 and Entest BioMedical Inc. ("Company"), a Nevada corporation whose address is 4700 Spring Street, St 304, La Mesa, California 91942 made as of July 17, 2017.

WHEREAS the Company desires to engage the Consultant to assist the Company with sourcing,

compliance review and quality control in identifying a veterinary contract research organization

(VCRO) to conduct various research project sponsored by the Company.

WHEREAS, Consultant desires to assist the Company with sourcing, compliance review and quality control in identifying a veterinary contract research organization (VCRO) to conduct various research project sponsored by the Company.

NOW, THEREFORE, it is agreed as follows:

1.       The respective duties and obligations of the contracting panies shall be for a period of f ur months commencing on the date of this Agreement.

2.       Consultant shall receive on or prior to July 25, 2017 as full consideration for the services to-be rendered 2,000 000 newly is-sued common shares of the Company's stock.

3.       Independent Contractor Status. The Company and the Consultant hereby agree that the Consultant is being retained by the Company in the capacity of an independent contractor and not as an employee or agent of the Company. the Company and the Consultant further agree that nothing in this Agreement shall create, or shall be construed as creating, any form of partnership, joint venture, or other affiliation that would operate to permit- the Consultant to bind the Company with respect to any matter or would cause the Company to be liable for any action of the Finder, and the Consultant hereby agrees that it will not represent to any third party that its engagement by the Company is in any capacity other than as an independent contractor.

4.       Entire Agreement. This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

5.       Governing Law: Venue. This Agreement has been executed in and shall be governed by the laws of the state of California, without giving effect to the conflict of laws rules thereof or of any state. Venue for any action brought hereunder shall be proper only in San Diego county, California.

IN WITNESS WHEREOF, the parties to this Agreement have set their respective hands hereto

As of the date first written above

Consultant Company

/s/Jim Hibbart /s/David R. Koos

Jim Hibbart, President